EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  July 17, 1998

                                  by and among

                                 PENTACON, INC.,

                             TIA ACQUISITION CORP.,

                       TEXAS INTERNATIONAL AVIATION, INC.

                                       and

  JAMES B. CASSELS, JAMES W. CASSELS, FRANCES CASSELS, GREGORY S. CASSELS, THE
                          JAMES BOYAKIN CASSELS TRUST,
                      THE GREGORY SCOTT CASSELS TRUST, and
                               MERRITT B. HORRELL

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                          AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER ("Agreement") by and among Pentacon, Inc., a Delaware corporation ("Pentacon"), TIA Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Pentacon ("TIA Acquisition"), Texas International Aviation, Inc., a Texas corporation ("Company"), and James B. Cassels, James W. Cassels, Frances Cassels, Gregory S. Cassels, The James Boyakin Cassels Trust, The Gregory Scott Cassels Trust and Merritt B. Horrell, who are the stockholders of the Company (together, the "Company Stockholders").

                                    RECITALS:


               WHEREAS, TIA Acquisition is a corporation duly organized and existing under the laws of the State of Texas, having been formed solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of Pentacon;

               WHEREAS, the respective boards of directors of TIA Acquisition and the Company deem it advisable and in the best interests of the respective corporations and their respective stockholders that the Company merge with and into TIA Acquisition pursuant to this Agreement and the applicable provisions of the laws of the State of Texas;

               WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

               "1933 Act" means the Securities Act of 1933, as amended.

               "1934 Act" means the Securities Exchange Act of 1934, as amended.

               "Action" means any action, suit, arbitration, inquiry, proceeding, or investigation by or before any Governmental Authority.

               "Affiliate" means with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with such Person.

               "Company Material Adverse Effect" shall mean any fact, circumstance, event, or condition which has or would have a reasonable likelihood of having a materially adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Company (after taking into account insurance recoveries in respect thereof).

               "Company Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed by the Company in respect of Taxes, and the term "Company Return" means any one of the foregoing Company Returns.

               "GAAP" means generally accepted accounting principles applied consistently.

               "Governmental Authority" shall mean (a) the United States of America, (b) any state, county, municipality, or other governmental subdivision within the United States of America, and (c) any court or governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within the United States of America.

               "Knowledge" when used in relation to any Person shall mean the actual (but not constructive) knowledge of such Person or such Person's officers after reasonable inquiry and, when used in relation to the Company, shall mean the actual (but not constructive) knowledge of the Company Stockholders, or any of them, after reasonable inquiry.

               "Liens" shall mean all liens, mortgages, security interests, conditional sales agreements, pledges, claims, options, and other encumbrances of any kind.

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               "Officer" means in the case of Pentacon and the Company, any executive officer of Pentacon or the Company, as applicable, within the meaning of Rule 3b-7 of the 1934 Act.

               "Pentacon Material Adverse Effect" shall mean any fact, circumstance, event, or condition which has or would have a materially adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities, results of operations or prospects of Pentacon and its subsidiaries, taken as a whole (after taking into account insurance recoveries in respect thereof).

               "Pentacon Stock" means the common stock, par value $.01 per share, of Pentacon.

               "Person" shall mean an individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other legal entity of any kind.

               "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

               "SEC" means the United States Securities and Exchange Commission.

               "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

               "Tax" or "Taxes" means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges, or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer, and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax return or report.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                               ARTICLE I

                               THE MERGER

               Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2) the Company shall be merged (the "Merger") with and into TIA Acquisition in accordance with the Texas Business Corporation Act ("Texas Law") whereupon the separate existence of the Company shall cease, and TIA Acquisition shall be the surviving corporation (the "Surviving Corporation").

               Section 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in articles of merger, in a form mutually acceptable to Pentacon and the Company, to be filed with the Secretary of State of the State of Texas in accordance with Texas Law (the "Articles of Merger"). The Articles of Merger shall be filed simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Article II hereof. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof, but in no event shall the Closing be later than July 31, 1998. Accordingly, the parties shall, subject to the provisions hereof and to the fiduciary duties of their respective boards of directors, use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Article II. The parties agree to execute a plan of merger (the "Plan

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of Merger") summarizing those provisions of this Agreement which are required to be set forth with the Articles of Merger pursuant to the Texas Business Corporation Act, and to attach such Plan of Merger with the Articles of Merger which are to be filed with the Secretary of State of Texas. From and after the Effective Time, the Surviving Corporation shall possess all the rights, assets, powers, privileges, and franchises and be subject to all of the obligations, liabilities, restrictions, and disabilities of the Company and TIA Acquisition, all as provided under Texas Law.

               Section 1.3 Consideration and Conversion of Shares. The total merger consideration to be paid to the Company Stockholders is $17,590,446.27 (the "Merger Consideration"), decreased by the amount, if any, by which the Company's total debt on the Closing Date (as determined by Pentacon's accountants) exceeds "Permitted Indebtedness". "Permitted Indebtedness" shall equal the sum of $12,500,000 plus (i) any debt incurred or paid since April 30, 1998 in the ordinary course of business and approved in writing by Pentacon and
(ii) payment on the stock appreciation rights held by Mr. William J. Ganss and Mr. Merritt B. Horell (which are to be repaid by the Company pursuant to Section
5.6 of this Agreement); provided, however, that "Permitted Indebtedness" shall not include, without limitation, debt incurred to pay dividends or other distributions to the Company Stockholders, or any of them (other than current lease payments on the Company's Grand Prairie warehouse and payments in satisfaction of stock appreciation rights held by Merritt B. Horrell) or to purchase any equipment, inventory or services from Company Stockholders, or any of them, or from any Affiliate of the foregoing. At the Effective Time:

               (a) except as set forth in subsection (e) below, the shares of common stock, $0.10 par value, of the Company ("Company Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, (i) an aggregate number of shares of common stock, $0.01 par value, of Pentacon ("Pentacon Common Stock") determined by dividing $7,036,181.64 by the LOI Stock Price (as defined below) and (ii) cash in the amount equal to $10,554,264.63 (the "Cash Merger Consideration") (the Pentacon Common Stock and Cash Merger Consideration collectively, the "Merger Consideration");

               (b) the shares of common stock of TIA Acquisition outstanding immediately prior to the Effective Time shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

               (c) for purposes hereof, LOI Stock Price shall mean $12.4126;

               (d) subject to paragraph (e) below, if the "Closing Stock Price" is 15% (or more) higher or lower than the LOI Stock Price, the number of shares of Pentacon Common Stock to be issued to the Company Stockholders shall be determined as provided in (i) or (ii), below. The "Closing Stock Price" shall mean the average closing price per share for the Pentacon Common Stock, as reported by NYSE, for the five (5) consecutive trading days ending prior to the second day before the date of Closing.

                      (i) if the Closing Stock Price is equal to or greater than 115% of the LOI Stock Price, (1) multiply the Merger Consideration by
        0.40 and divide by the LOI Stock Price; (2) multiply the resulting number of shares by 1.15 times the LOI Stock Price; (3) add the resulting product to the Cash Merger Consideration; (4) multiply the remaining sum by 0.40; (5) divide the resulting product by the Closing Stock Price to determine the number of shares of Pentacon Common Stock to be issued to the Company Stockholders; or

                      (ii) if the Closing Stock Price is equal to or less than 85% of the LOI Stock Price, (1) multiply the Merger Consideration by
        0.40 and divide by the LOI Stock Price; (2) multiply the resulting number of shares by 0.85 times the LOI Stock Price; (3) add the resulting product to the Cash Merger Consideration; (4) multiply the resulting sum by 0.40; (5) divide the resulting product by the Closing Stock Price to determine the number of shares of Pentacon Common Stock to be issued to the Company Stockholders.

               (e) If the number of shares of Pentacon Common Stock to be issued is adjusted under Section 1.3(d), then the amount of cash that the Company Stockholders would receive under Section 1.3(d) shall be reduced, pro-rata, by the excess, if any, of the Cash Consideration over sixty percent (60%) of the total Merger Consideration based on the Closing Stock Price (the "Excess Amount"), and substituting therefor that number of shares of Pentacon Common Stock equal to the Excess Amount divided by the Closing Stock Price.

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               (f) Notwithstanding anything contained in this Agreement, if the
Closing Stock Price is less than $9.00, any party may terminate this Agreement.

               Section 1.4 Surrender and Payment. At the Closing, the Company Stockholders will deliver to Pentacon the stock certificates listed on Schedule
3.2 (the "Stock Certificates") representing all of the outstanding shares of Company Stock. At Closing, Pentacon will (i) deliver to the Company Stockholders the Cash Merger Consideration and (ii) cause a DTC transfer of the Pentacon Common Stock to the Company Stockholders, as provided in Schedule 1.4.

               Section  1.5  [Intentionally omitted].

               Section 1.6 Other Documents to be Delivered at Closing.

               (a) At the Closing, the Company and the Company Stockholders will deliver to Pentacon:

                      (i) an opinion of counsel to the Company Stockholders in the form attached hereto as Exhibit A;

                      (ii) a Certificate of the Secretary of the Company certifying the corporate charter, bylaws and resolutions of the Company;

                      (iii) a Certificate and Release executed by the Company Stockholders in the form attached hereto as Exhibit B-1;

                      (iv) a Certificate and Release executed by Mr. William Ganss and Mr. Merritt B. Horrell in the form attached hereto as Exhibit B-2.

                      (v) the resignations of the directors of the Company;

                      (vi) the minute book and corporate seal of the Company;

                      (vii) the Lock Up Agreement executed by the Company Stockholders in the form attached hereto as Exhibit C (the "Lock Up Agreement");

                      (viii) Employment Agreements with Gregory S. Cassels, James B. Cassels, William Ganss and Merritt B. Horrell in substantially the form of Exhibits D(1)-(4) respectively, attached hereto;

                      (ix) a representation letter or certificate setting forth facts and statements necessary to support an opinion that the Merger qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code (the "Code"), as amended;

                      (x) a certificate setting forth that the representations and warranties of the Company Stockholders contained in this Agreement are true and correct in all material respect on the date made and on the Closing Date (as defined herein);

                      (xi) Articles of Merger in a form required to be filed in the office of the Secretary of State of the State of Texas to effect the Merger; and

                      (xii) an Environmental Agreement and Affidavit signed by Real Estate Fund I, Ltd., a Texas limited partnership, and as lessor of certain real property leased by the Company and an Affidavit signed by Aracera, Inc. as general partner of such lessor.

               (b)    At the Closing, Pentacon:

                      (i) will deliver the Cash Merger Consideration to the Company Stockholders as provided in Schedule 1.4;

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                      (ii) will deliver to the Pentacon transfer agent a letter
        authorizing and directing the transfer agent to deliver shares of Pentacon Common Stock to the Company Stockholders via DTC direct transfer;

                      (iii) will deliver an opinion of counsel to Pentacon in the form attached hereto as Exhibit F;

                      (iv) will deliver a tax opinion of counsel to Pentacon that the Merger qualifies as a tax-free reorganization under Section 368 of the Code in the form attached hereto as Exhibit G;

                      (v) will cause TIA Acquisition to enter into Employment Agreements with Gregory S. Cassels, James B. Cassels, William Ganss and Merritt B. Horrell in substantially the form of Exhibits D(1)-(4) respectively, attached hereto; and

                      (vi) will cause TIA Acquisition to enter into an Advisory Agreement with Frances Cassels in substantially the form of Exhibit E attached hereto.

               Section 1.7 Additional Conditions to Obligations of Pentacon and TIA Acquisition. Unless waived by Pentacon in writing, the obligations of Pentacon and TIA Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

               (a) the Company and the Company Stockholders shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company Stockholders contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Pentacon shall have received a Certificate to that effect;

               (b) since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a Company Material Adverse Effect; and

               (c) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger, including, by way of example only and without limitation, filings required under the Hart-Scott-Rodino Act, shall have been obtained and be in effect at the Closing Date except for such waivers, consents, orders and approvals the failure of which to have been obtained would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of , the Company and any subsidiaries, taken as a whole, following the Effective Time, and no governmental authority shall have promulgated after the date hereof any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Pentacon of the Merger.

               (d) Prior to or at Closing, the Company shall have obtained all necessary consents to assignment of those agreements listed on Schedule
        3.4 which require consent to assignment.

               Section 1.8 Additional Conditions to Obligations of the Company and the Company Stockholders. Unless waived by the Company and the Company Stockholders in writing, the obligations of the Company and the Company Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

               (a) Pentacon shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pentacon contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a Certificate to that effect;

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               (b) since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a Pentacon Material Adverse Effect; and

               (c) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger, including, by way of example only and without limitation, filings required under the Hart-Scott-Rodino Act, shall have been obtained and be in effect at the Closing Date except for such waivers, consents, orders and approvals the failure of which to have been obtained would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of, Pentacon and any subsidiaries, taken as a whole, following the Effective Time, and no governmental authority shall have promulgated after the date hereof any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Company and the Company Stockholders of the Merger.

                               ARTICLE II

                                Closing

               The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as promptly as practicable following the date on which the last of the conditions set forth in Section 1.7 is fulfilled or waived, but in no event shall such date be later than 10:00 a.m. Central Standard Time on July 31, 1998, at the offices of Andrews & Kurth L.L.P., 1717 Main Street, Suite 3700, Dallas, Texas, or such other place as Pentacon and the Company Stockholders may agree (the "Closing Date").

                              ARTICLE III

       Representations and Warranties of the Company Stockholders

               The Company Stockholders (except for Merritt B. Horrell), jointly and severally, represent and warrant that all of the following representations and warranties are true and correct at the date of this Agreement and on the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date"), except that the warranties and representations set forth in Sections 3.17 and 3.18 hereof shall survive until such time as the applicable statute of limitations period has run or for five (5) years if there is no applicable statute of limitations and the warranties and representations set forth in Section 3.8 hereof shall survive the Closing Date for a period of twelve (12) months, which (in each case) shall be deemed to be the Expiration Date for such sections.

               Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Except as described in
Schedule 3.1, (i) the Company has no Subsidiaries or investments in other entities, and (ii) the Company and its Subsidiaries are duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or the conduct of its business and operations makes such qualification necessary. Schedule 3.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company has heretofore delivered to Pentacon true and complete copies of the articles of incorporation and bylaws of the Company in each instance including any amendments thereto, as currently in effect.

               Section 3.2 Capitalization; Ownership. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $0.10 par value, of which 66,889.96 shares of Company common stock ("Company Stock") are issued and outstanding. There are not, as of the date hereof and as of the Closing Date, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character (any of the foregoing, a "Commitment") obligating the Company to issue any additional shares of capital stock of the Company, or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of the Company. The Company Stockholders own the respective number of shares of Company Stock set forth on Schedule 3.2 attached hereto, free and clear of all Liens, and such shares constitute all of the issued and outstanding shares of capital stock of the Company and have been duly authorized and validly issued and are fully paid and

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nonassessable and free of preemptive rights.. The Company Stockholders have full legal right, power and authority to exchange, assign and transfer or cause to be exchanged, assigned or transferred their shares of Company Stock.

               Section 3.3 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Company Stockholders and the Board of Directors of the Company have by unanimous written consent or by resolutions duly adopted (a) determined that participating in the transactions contemplated by this Agreement is in the best interests of the Company and its stockholders and (b) approved the transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company or the Company Stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company and the Company Stockholders of the transactions contemplated hereby. This Agreement has been duly executed, and delivered by the Company and the Company Stockholders and constitutes the valid and binding obligation of the Company and the Company Stockholders, enforceable against the Company and the Company Stockholders in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

               Section 3.4 Consents and Approvals; No Violation. Except as set forth in Schedule 3.4, including, without limitation, those filings required pursuant to the Hart-Scott-Rodino Act, neither the execution and delivery of this Agreement by the Company or the Company Stockholders, nor the consummation by the Company or the Company Stockholders of the transactions contemplated by this Agreement, will: (a) require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority; (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any material contract, commitment or similar agreement to which the Company is a party; or
(c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company, or any of its assets.

               Section 3.5 Affiliate Relationships. Except as set forth on
Schedule 3.5, neither the Company Stockholders nor any Affiliate of the Company Stockholders, and no director, officer, employee or agent of or consultant to the Company owns, directly or indirectly, in whole or in part, any property, assets or right, tangible or intangible, which is related to any property, asset or right owned by the Company or which the Company is operating or using or the use of which is necessary for its business. Also included in Schedule 3.5 is disclosure of any relationships which any Company Stockholder has, or any director, officer, or agent to the Company has, with any other corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor, supplier or customer of the Company.

               Section 3.6 Financial Statements. Attached as Schedule 3.6 are
(a) the audited consolidated balance sheet, statement of income and statement of cash flows of the Company as of and for the years ended March 31, 1996, March 31, 1997 and December 31, 1997, and the unaudited consolidated balance sheet, statement of income and statement of cash flows of the Company as of April 30, 1998 (collectively, the "Company Financial Statements"). The Company Financial Statements present fairly the consolidated financial position, results of operations, and changes in financial position of the Company as of the respective dates or for the respective periods to which they apply.

               Section 3.7 Undisclosed Liabilities. Except as set forth on
Schedule 3.7 or as reflected, reserved against, or otherwise disclosed in the Company Financial Statements, the Company had no, at the date of the unaudited April 30, 1998 balance sheet included in the Company Financial Statements (the "Company Balance Sheet Date") and does not have, as of the date hereof, any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise of a nature which would be required under GAAP to be included in the Company Financial Statements. The foregoing GAAP qualification is only applicable to this Section 3.7 and shall not affect, restrict or limit any other representations or warranties contained in this Agreement.

               Section 3.8 Accounts and Notes Receivable. Schedule 3.8 sets forth an accurate list as of the Company Balance Sheet Date of the accounts and notes receivable of the Company including receivables from and advances to employees of the Company and the Company Stockholders. Included in Schedule 3.8 is an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company which are classified as current assets on the balance sheet as of the Company Balance Sheet Date are

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bona fide receivables, were acquired in the ordinary course of business, and, subject to the reserve for doubtful accounts, are collectible.

               Section 3.9 Assets. Schedule 3.9 sets forth an accurate list of all real and personal property included in "property and equipment" on the balance sheet of the Company (other than inventory) as of the Company Balance Sheet Date and all other tangible assets of the Company (other than inventory) with a value in excess of $10,000 (i) owned by the Company as of the Company Balance Sheet Date and (ii) acquired since the Company Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. Except as specifically identified on Schedule 3.9, all of the assets listed on Schedule 3.9 are in good working order and condition, ordinary wear and tear excepted, and have been maintained substantially in accordance with standard industry practices. All fixed assets used by the Company that are material to the operation of the Company's business are either owned by the Company or leased under an agreement identified on Schedule 3.9. All leases set forth on Schedule 3.9 are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms.

               Schedule 3.9 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company.
Schedule 3.9 also includes a summary description of all plans or projects, which if pursued by the Company would require additional expenditures of capital.

               Except as disclosed in Schedule 3.9, the Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business.

               Section 3.10 Material Contracts, Commitments and Customers.
Schedule 3.10 sets forth an accurate list as of the Company Balance Sheet Date of (i) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its property is bound and the Company Stockholders have delivered true and complete copies of such agreements to Pentacon and (ii) all customers representing 5% or more of the Company's revenues, taken as a whole, in any of the periods covered by the Company Financial Statements. Except to the extent set forth on Schedule 3.10, (i) the Company has complied with all material commitments and obligations and is not in default under any such contracts and agreements and no notice of default has been received and (ii) none of the Company's customers listed pursuant to (ii) above has canceled or substantially reduced or is currently attempting or threatening to cancel or substantially reduce its use of the Company's products or services. Except as set forth on Schedule 3.10, the Company is not now, nor has it been in the last two years, a party to any contracts subject to price redetermination or renegotiation.

               Section 3.11 Operating Authority. The Company possesses all material governmental licenses, permits, franchises, and other authorizations from any Governmental Authority ("Licenses") that are necessary to or required for the ownership or operation of its business as currently conducted, and all such Licenses are in full force and effect, and the Company is not in default in any respect relating thereto. No proceeding is pending or, to the Company Stockholders' Knowledge, is threatened seeking the revocation or limitation of any such License. Schedule 3.11 sets forth an accurate list and summary description as of the Company Balance Sheet Date of all Licenses, certificates, trademarks, trade names, patents, patent applications and copyrights related to the assets owned or held by the Company.

               Section 3.12 Bank Account Information. Schedule 3.12 contains an accurate list of the names and addresses of every bank and other financial institution in which Company maintains an account (whether checking, savings or otherwise), lock box, or safe deposit box, and the account numbers and Persons having signature authority or legal access thereto.

               Section 3.13 Litigation; Orders. Except as set forth on Schedule 3.13, there are no Actions pending or, to the Company Stockholders' Knowledge, threatened against the Company that would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.13, as of the date hereof and the Closing Date, there are no judgments or outstanding orders, injunctions, decrees, stipulations, or awards (whether rendered by a court or administrative agency or by arbitration) against the Company that would prevent or delay the consummation of the transactions contemplated by this Agreement.

               Section 3.14 Labor Matters. Except as set forth on Schedule 3.14, there are no agreements with labor unions or associations representing employees of the Company. No work stoppage against the Company is pending or, to the Company Stockholders' Knowledge, threatened. The Company is not involved in or, to the Company Stockholders' Knowledge, is not threatened with any labor dispute, arbitration, lawsuit, or administrative proceeding relating to labor matters involving the employees of the Company (excluding routine workers' compensation claims).

               Section 3.15 Compliance with Laws. The conduct of the business by the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable thereto (other than Environmental Laws which are governed solely by Section 3.17). Without limitation on the foregoing, the Company has been and is in compliance with all applicable Federal Aviation Administration ("FAA") and National Transportation Safety Board ("NTSB") rules, regulations, orders, decrees and airworthiness directives, and has never been the subject of any investigation or adverse proceeding by either of the foregoing.

               Section 3.16 Insurance. Schedule 3.16 sets forth a list of all insurance policies issued in favor of the Company which relate to its businesses, and all such policies are currently in force and effect. True and complete copies of all such policies have been delivered to Pentacon. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws and, in the reasonable judgment of the Company's management, provide adequate coverage against the risks involved in the Company's business. All of such insurance policies are currently in full force and effect and are scheduled to remain in full force and effect through the Closing Date. Since January 1, 1990, no insurance carried by the Company has been canceled by the insurer and the Company has not been denied coverage.

               Section 3.17 Environmental Matters. The Company and every facility owned or operated by the Company is in compliance with all applicable Environmental Laws. All waste generated by the Company has been disposed of by the Company in compliance with Environmental Laws and to the knowledge of the Company Stockholders all disposal facilities where such waste has been disposed are in compliance with all Environmental Laws. Without limitation of the foregoing, there are no existing, pending or, to the Company Stockholders' Knowledge, threatened actions, suits, investigations, inquiries, proceedings or clean-up obligations by any Governmental Authority relating to any Environmental Laws with respect to the Company. All notices, permits, registrations, and all other records or similar authorizations, if any, required to be obtained or filed in connection with the operations of the Company, including, without limitation, generation, manufacture, treatment, storage, disposal, or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed. There are no underground storage tanks, asbestos containing materials, or PCB containing transformers located on or in any facility owned or operated by the Company or any structure situated thereon. The term "release" has the meaning specified in CERCLA (as hereinafter defined), and the term "disposal" (or "disposed") has the meaning specified in RCRA (as hereinafter defined). For the purposes hereof, "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to health or the environment in effect on the date of this Agreement and the Closing Date and in effect at such time in any and all jurisdictions in which the Company operates, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, Emergency Planning Community Right to Know Act, as amended, the Toxic Substances Control Act, as amended, comparable state and local laws and other material environmental protection laws in effect on the date of this Agreement and the Closing Date. Schedule 3.17 lists all disposal sites which the Company has utilized as of the Company Balance Sheet Date.

               Section 3.18 Taxes. (a) (i) Except as set forth on Schedule 3.18, the Company has filed when due all Company Returns and has, except for Taxes that are being contested in good faith and set forth on Schedule 3.18, timely paid and discharged all Tax obligations shown thereon, (ii) the Company Returns correctly and accurately reflect the facts regarding the income, business and assets, operations, activities, status, or other matters of the Company, and any other information required to be shown thereon, and (iii) the Company has not received any notice of any Tax deficiency outstanding, proposed, or assessed against or allocable to it, nor has it executed any waiver of any statute of limitations on the assessment or collection of any Tax, or executed or filed with the Internal Revenue Service or any other governmental body any agreement now in effect extending the period for assessment or collection of any Taxes against the Company.

               (b) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

               (c) The tax accruals contained in the Company Financial Statements are adequate in all respects.

               Section 3.19 Employee Benefit Plans.  Except as described in
Schedule 3.19:

               (a) Schedule 3.19 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA, hereinafter a "Company Welfare Plan"), stock option, stock purchase, incentive, deferred compensation plans or arrangements, vacation, change in control, stay-on bonus plans or arrangements, and other material employee compensation and fringe benefit plans or agreements, maintained, contributed to, or pursuant to which the Company has any liability (all the foregoing being herein called "Company Benefit Plans"). The Company has made available to Pentacon true, complete, and correct copies of (i) each Company Benefit Plan and any subsequently adopted amendments thereto (or, in the case of unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required (with all summaries of material modifications provided after the most recent summary plan description was distributed), (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and
(v) each favorable determination letter from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code.

               (b) All Company Benefit Plans are and have been administered in compliance with their terms and all applicable laws, including, without limitation, ERISA and the Code. There are no pending or, to the Company Stockholders' Knowledge, threatened investigations by any governmental entity, termination proceedings, or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan.

               (c) All contributions to, and payments from, the Company Benefit Plans required to be made in accordance with the Company Benefit Plans have been timely made.

               (d) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

               (e) (i) No "prohibited transaction" (under Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan and (ii) there has been no breach of any fiduciary duty with respect to any Company Benefit Plan.

               (f) The Company does not maintain or contribute to any Company Welfare Plan which could not be terminated by the Company without material liability.

               Section 3.20 Brokerage Fees and Commissions. Except as set forth on Schedule 3.20, none of the Company, TIA Acquisition, or the Company Stockholders have incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee, or commission in respect of the transactions contemplated by this Agreement for which Pentacon, the Company, TIA Acquisition or the Company Stockholders shall incur any liability.

               Section 3.21 No Warranties or Insurance. Except as set forth on
Schedule 3.21, the Company has no liability or potential liability to any Person under any product or service warranty and the Company does not offer or sell insurance or consumer protection plans or other similar arrangements that could result in the Company being required to make any material payment to or perform any material service for any person thereunder.

               Section 3.22 Relations with Governments. Neither the Company, the Company Stockholders, nor any Affiliate of either of them, have given or offered anything of value to any governmental official, political party or candidate for government office in violation of any applicable laws, rules or regulations. Neither the Company, the Company Stockholders, nor any Affiliate of either of them have otherwise taken any action which would cause the

Company or the Company Stockholders to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any applicable law of similar effect.

               Section 3.23 Absence of Changes. Since the date of the Company Balance Sheet Date except as contemplated by this Agreement or set forth on
Schedule 3.23, there has not been:

                      (i) any Company Material Adverse Effect with respect to the Company;

                      (ii) any damage, destruction or loss (whether or not covered by insurance), alone or in the aggregate, materially adversely affecting the properties or business of the Company;

                      (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                      (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

                      (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Company Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                      (vi) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company outside of the ordinary course of business to any Person, including, without limitation, the Company Stockholders or any Affiliate thereof; provided however, that nothing herein shall prohibit and Pentacon acknowledges that prior to the Closing certain assets which are described as "Extraneous Assets" in Schedules 3.23 and 5.11 will be transferred to the parties identified in such Schedules;

                      (vii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Company Stockholders or any Affiliate thereof;

                      (viii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                      (ix) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

                      (x) any waiver of any material rights or claims of the Company;

                      (xi) any amendment or termination of any material contract of the Company;

                      (xii) any transaction by the Company outside the ordinary course of its business;

                      (xiii) any cancellation or termination of a material customer contract with a customer or client prior to the scheduled termination date; or

                      (xiv) any other distribution of property or assets by the Company other than in the ordinary course of business.

               Section 3.24 Authority; Ownership; Validity of Obligations. Each Company Stockholder has the full legal right, power and authority to enter into this Agreement. Such Company Stockholder owns beneficially and of record all of the shares of the Company Stock identified on Schedule 3.2 as being owned by such Company

Stockholder, and, such Company Stock is owned free and clear of all Liens. This Agreement is a legal, valid, and binding obligation of each of the Company Stockholders.

               Section 3.25 Preemptive Rights. The Company Stockholders do not have, or hereby waive, any preemptive or other right to acquire shares of Company Stock or Pentacon Common Stock that such Stockholder has or may have had. Nothing herein, however, shall limit or restrict the rights of any Stockholder to acquire Pentacon Stock pursuant to (i) this Agreement or (ii) any option granted by Pentacon.

               Section 3.26 No Intention to Dispose of Pentacon Stock. The Company Stockholders are not under any binding commitment or contract to sell, exchange or otherwise dispose of shares of Pentacon Stock received pursuant to the transactions contemplated by this Agreement. The Company Stockholders covenant, warrant and represent that none of the shares of Pentacon Common Stock issued to such Stockholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in compliance with the Lock Up Agreement and pursuant to an exemption to the registration requirements of the 1933 Act.

               Section 3.27 Access to Information. The Company Stockholders are able to bear the economic risk of an investment in the Pentacon Common Stock to be acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the Pentacon Common Stock. The Company Stockholders have had adequate opportunity to ask questions of and receive answers from the officers of Pentacon pertaining to the purchase of the Pentacon Common Stock pursuant to the transactions contemplated by this Agreement, and all such questions have been answered to the satisfaction of the Company Stockholders.

                               ARTICLE IV

               Representations and Warranties of Pentacon

               Pentacon represents and warrants to the Company Stockholders as follows:

               Section 4.1 Organization and Qualification. Pentacon is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and Pentacon has the requisite corporate power to carry on its business as it is now conducted. Pentacon is duly qualified to conduct business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business and operations makes such qualification necessary, except for such jurisdictions in which Pentacon's failure to be so qualified is not reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect. Pentacon has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Pentacon as currently in effect.

               Section 4.2 Capitalization. (a) The authorized capital stock of Pentacon consists of 51,000,000 shares of Pentacon Common Stock (including 667,000 shares of restricted common stock), and 10,000,000 shares of preferred stock. As of May 26, 1998, there were outstanding 14,894,946 shares of Pentacon Common Stock (including no shares of treasury stock and 667,000 shares of restricted common stock), no shares of preferred stock, options to purchase an aggregate of 1,050,000 shares of Pentacon Common Stock and warrants to purchase 50,000 shares of Pentacon Common Stock. All outstanding shares of capital stock of Pentacon have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Except as set forth in this
Section 4.2 and except for changes since March 31, 1998 resulting from the exercise of stock options or warrants outstanding as of March 31, 1998 or the grant of stock based compensation to directors or employees, there are no outstanding (i) shares of capital stock or voting securities of Pentacon, (ii) obligations of Pentacon convertible into or exchangeable for shares of capital stock or voting securities of Pentacon, or (iii) options or other rights to acquire from Pentacon or other obligation of Pentacon to issue, any capital stock, voting securities, or obligations convertible into or exchangeable for capital stock or voting securities of Pentacon. There are no outstanding obligations of Pentacon or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any securities issued by Pentacon.

               (b) The shares of Pentacon Common Stock to be issued as the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

               Section 4.3 Authorization. The execution, delivery and performance by Pentacon of this Agreement, and the consummation by Pentacon of the transactions contemplated hereby, are within the corporate powers of Pentacon and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Pentacon and constitutes the valid and binding obligation of Pentacon enforceable against Pentacon in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

               Section 4.4 Consents and Approval; No Violation. Neither the execution and delivery of this Agreement by Pentacon, nor the consummation by Pentacon of the transactions contemplated by this Agreement, will: (a) require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of certificates in accordance with applicable law, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and foreign or state securities or Blue Sky laws, (iii) any regulatory approvals or routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, including, without limitation, filings required under the Hart-Scott-Rodino Act, or (iv) where the failure to obtain such consent, approval, authorization, or permit, or to make such filing or notification, is not reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement; (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any agreement or other instrument binding upon Pentacon or any of its Subsidiaries, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or which are not reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement; or (c) assuming compliance with the matters referred to in Section 4.4(a), violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Pentacon or any of its Subsidiaries or any of their assets, except for violations which are not reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

               Section  4.5  SEC Filings.

               (a) Pentacon has filed with the SEC all material forms, statements, reports and documents (the "Pentacon SEC Filings") required to be filed by it under the 1933 Act, the 1934 Act and the respective rules and regulations thereunder.

               (b) Pentacon's Registration Statement No. 333-49809, with respect to its acquisition shelf, does not, as of such date, contain any untrue statement or representation made by Pentacon which would have a Pentacon Material Adverse Effect.

               Section 4.6 Financial Statements. The audited consolidated financial statements and the unaudited interim consolidated financial statements of Pentacon included in the Pentacon SEC Filings present fairly the consolidated financial position, results of operations, and changes in financial position of Pentacon and its Subsidiaries as of the respective dates or for the respective periods to which they apply in accordance with GAAP.

               Section 4.7 Litigation; Orders. Except as set forth in the Pentacon SEC Filings, as of the date hereof and the Closing Date, there are no Actions pending or, to Pentacon's knowledge, threatened against Pentacon or any of its Subsidiaries that are reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect or that would prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement. Except as set forth in the Pentacon SEC Filings, as of the date hereof and the Closing Date, there are no judgments or outstanding orders, injunctions, decrees, stipulations, or awards (whether rendered by a court or administrative agency or by arbitration) against Pentacon or any of its Subsidiaries that are reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect or that would prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

               Section 4.8 Compliance with Laws. Pentacon and its Subsidiaries have conducted their business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable thereto, except as set forth in the Pentacon SEC Filings and except for violations or failures so to comply, if any, that are not reasonably expected to have, individually or in the aggregate, a Pentacon Material Adverse Effect.

                               ARTICLE V

                  Additional Covenants and Agreements

               Section  5.1  Reasonable Best Efforts.

               (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

               (b) The Company, the Company Stockholders and Pentacon shall cooperate with one another, both before and after closing (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material agreements, in connection with the consummation of the transactions contemplated by this Agreement and
(ii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers.

               (c) The Company Stockholders will cooperate and use their reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Pentacon in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

               Section 5.2 Public Announcements. Without the prior consent of the other, which consent shall not be unreasonably withheld, none of Pentacon, the Company or the Company Stockholders will issue, or permit any agent or Affiliate to issue, any press releases or otherwise make or permit any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

               Section 5.3 Further Assurances. At and after the Closing Date, the officers and directors of Pentacon will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in Pentacon any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by Pentacon as a result of, or in connection with, this Agreement.

               Section 5.4 Expenses. Pentacon and the Company Stockholders will each pay their own fees, expenses and disbursements of their respective agents, representatives, accountants and counsel incurred in connection with the negotiation, execution, delivery and performance of this Agreement and any amendment thereto; provided, however, that the Company shall pay the Company Stockholders one half of the Company Stockholders' costs associated with the foregoing, up to a maximum of $75,000.

               Section 5.5 Repayment of Related Party Indebtedness. At Closing,
(i) the Company Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Company Stockholders, and (ii) the Company shall repay all amounts outstanding under loans to the Company from the Company Stockholders. Such advances, receivables and loans, and the amounts thereof, are listed on Schedule 5.5. Notwithstanding the foregoing, at Closing, the Company shall pay to Mr. James W. Cassels a bonus of $337,000 and a bonus of $130,979.16 to Mr. Gregory S. Cassels, such amounts shall be treated as compensation by both parties, who together with all other Company Stockholders shall immediately repay all amounts they owe the Company.

               Section 5.6 Payments for Stock Appreciation Rights. Immediately prior to Closing, the Company shall pay to Mr. William Ganss and Mr. Merritt B. Horrell all amounts due under the stock appreciation rights held by them and take all actions necessary to terminate, cancel and release any stock appreciation arrangements between Messrs. Ganss and Horrell and other persons and the Company or its Subsidiaries. Payments in satisfaction of stock appreciation rights held by Messrs. Ganss and Horrell shall be made in the amounts and in the manner specified in Schedule 5.6 hereto.

               Section 5.7 Restricted Shares. The Company Stockholders acknowledge that the shares of Pentacon Common Stock included in the Merger Consideration shall be subject to certain restrictions on resale promulgated under the 1933 Act and provided in the Lock Up Agreement and will bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH APPLICABLE RULES AND REGULATIONS UNDER THE 1933 ACT, INCLUDING, WITHOUT LIMITATION, RULE 145(d). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF THE COMPANY, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO JULY 17, 1999. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, PENTACON, INC. COVENANTS AND AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

        Notwithstanding the foregoing, Pentacon covenants and agrees that, at the Company Stockholders' request, it shall remove the foregoing legend at the conclusion of the term specified in the Lock Up Agreement whereupon the shares will be freely transferable as provided in Rule 145 promulgated under the 1933 Act.

               Section  5.8  [Intentionally omitted].

               Section 5.9 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"). All parties to this Agreement hereby recognize that one or more filings under the Hart-Scott-Rodino Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that filings under the Hart-Scott-Rodino Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott-Rodino Act,
(ii) such compliance by the Company Stockholders and the Company shall be deemed a condition precedent in addition to the conditions precedent set forth in
Section 1.7 of this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott-Rodino Act to be made. If filings under the Hart-Scott-Rodino Act are required, the costs and expenses thereof (including filing fees) shall be borne by Pentacon. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, if applicable.

               Section 5.10 No Shop. Except as contemplated hereby, none of the Company Stockholders, the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

               (a) solicit or initiate the submission of proposals or offers from any person for,

               (b) participate in any discussions pertaining to, or

               (c) furnish any information to any person other than Pentacon, TIA Acquisition, the Company or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidate or business combination of the Company.

               Section 5.11 Extraneous Assets. Anything to the contrary herein notwithstanding, at or prior to Closing, James W. Cassels, Gregory S. Cassels and/or William J. Ganss shall have the right to purchase the assets of the Company listed in Schedule 5.11 for the cash purchase price specified in
Schedule 5.11.

                               ARTICLE VI

                            Indemnification

               The Company Stockholders (except for Merritt B. Horrell) and Pentacon each make the following covenants:

               Section 6.1 Indemnification by the Company Stockholders. Subject to Section 6.6, the Company Stockholders (except for Merritt B. Horrell) covenant and agree that they, jointly and severally, will indemnify, defend, protect, and hold harmless Pentacon, TIA Acquisition, the Company, and their respective officers, directors, employees, stockholders, agents, representatives, and Affiliates (the "Pentacon Indemnitees") at all times from and after the Closing Date from and against all claims, damages, losses, liabilities (joint or several), obligations, penalties, defenses, actions, lawsuits, proceedings, judgments, demands, assessments, adjustments, costs, and expenses (including specifically, but without limitation, fees, disbursements, and expenses of attorneys, accountants, other professional advisors and of expert witnesses and costs of investigation and preparation), directly or indirectly resulting from, relating to or arising out of:

               (a) any breach of or inaccuracy in any representation or warranty by the Company Stockholders (except for Merritt B. Horrell) set forth herein or in the Schedules or certificates delivered in connection herewith;

               (b) any breach or non-performance, partial or total, by any of the Company Stockholders (except for Merritt B. Horrell) of any covenant or agreement contained in this Agreement; and

               (c) IN ADDITION TO AND CUMULATIVE OF SUBSECTIONS (A) AND (B) ABOVE, ANY LIABILITY (INCLUDING WITHOUT LIMITATION STRICT LIABILITY) ARISING UNDER ENVIRONMENTAL LAWS BASED ON FACTS OR CIRCUMSTANCES EXISTING ON OR BEFORE CLOSING, AS WELL AS THE BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY RELATING TO ENVIRONMENTAL MATTERS SET FORTH IN SECTION 3.17.

               Section 6.2 Indemnification by Pentacon. Pentacon covenants and agrees that it will indemnify, defend, protect and hold harmless the Company Stockholders (the "Stockholder Indemnitees") at all times from and after the Closing Date from and against all claims, damages, losses, liabilities (joint or several), obligations, penalties, defenses, actions, lawsuits, proceedings, judgments, demands, assessments, adjustments, costs, and expenses (including specifically, but without limitation, fees, disbursements, and expenses of attorneys, accountants, other professional advisors and of expert witnesses and costs of investigation and preparation), directly or indirectly resulting from, relating to or arising out of:

               (a) any breach of any representation or warranty of Pentacon set forth herein or in the Schedules or certificates delivered in connection herewith; and

               (b) any breach or non-performance, partial or total, by Pentacon of any covenant or agreement of Pentacon (or any Affiliate or Subsidiary thereof) contained in this Agreement.

               Section 6.3 Indemnification Proceedings. Promptly after a party indemnified pursuant to this Article VI ("Indemnitee") has received notice of or has knowledge of any claim by a Person not a party to this Agreement ("third party") or the commencement of any action or proceeding by a third party, the Indemnitee shall promptly, and in any event within 60 days of the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement ("Indemnitee Claim"), as a condition precedent to the Indemnitee Claim, give written notice to the party or parties from whom indemnification is sought ("Indemnitor") of such claim by the third party. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. In the event of any Indemnitee Claim, Indemnitor, at its option, shall have the right to defend or settle, at its own expense and by its own counsel, any such matter so long as the Indemnitor pursues the same in good faith and diligently. If the Indemnitor undertakes to defend or settle, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee shall cooperate with the Indemnitor and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnitor with any books, records, or information reasonably requested by the Indemnitor that are in the Indemnitee's possession or control. Notwithstanding the foregoing, the Indemnitor shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided that the Indemnitor's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnitor has notified the Indemnitee of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnitor diligently pursues such defense, the Indemnitor shall not be liable for any additional legal expenses incurred by the Indemnitee in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnitor, in which event the Indemnitee shall be reimbursed by the Indemnitor for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnitor desires to accept a final and complete settlement of any such third party claim and the Indemnitee refuses to consent to such settlement, then the Indemnitor's liability under this Section with respect to such third party claim shall be limited to the amount so offered in settlement by said third party, and the Indemnitee shall reimburse the Indemnitor for any additional costs of defense which it subsequently incurs with respect to such claim. If the Indemnitor does not undertake to defend such matter to which the Indemnitee is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnitee may undertake such defense through counsel of its choice, at the cost and expense of the Indemnitor, and the Indemnitee may settle such matter, without the consent of the Indemnitor, and the Indemnitor shall reimburse the Indemnitee for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnitee in connection therewith. Except as above provided, under no circumstances shall the Indemnitee settle any third party claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

               Section 6.4 Other Remedies. Notwithstanding the indemnification obligations contained within this Article VI, in no event shall the indemnification provisions hereof limit in any way the ability of any of the parties to this Agreement to seek any other remedies which may be available to them under law.

               Section  6.5  Limitation Upon Indemnity.

               (a) The Company Stockholders, on the one hand, and Pentacon, on the other hand, shall be entitled to indemnification from the other under the provisions of this Article VI for all claims subject to indemnification by such party, but only after such time and to the extent that the amount of such claims exceed, in the aggregate, $310,000 (the "Threshold"). Notwithstanding the foregoing, in the event of any indemnification claim arising under or in connection with (i) any misrepresentation under or breach of Section 3.18 or
(ii) any claims or liability resulting from or related to any worker's compensation laws, then the Threshold shall not be applicable and Pentacon shall be entitled to indemnification for the full amount of any such claims.

               (b) Except for indemnification for any environmental matters pursuant to Section 3.17 (for which there shall be no limitation on liability), in no event whatsoever shall the aggregate liability of the Company Stockholders under this Agreement (including all costs, expenses and attorneys' fees paid or incurred by the Company and/or the Company Stockholders in connection therewith or with respect to the curing of any and all misrepresentations or breaches under this Agreement) exceed the amount of the Merger Consideration actually paid to the Company Stockholders as provided in Section 1.3 hereof.

               (c) Notwithstanding the foregoing, in the event that Pentacon is entitled to receive indemnification from the Stockholders for a breach of
Section 3.8 hereof, which breach arises from the uncollectibility of a Company account receivable, Pentacon agrees, upon receipt of payment of such indemnification amount from the Stockholders, to cause the Company to assign and transfer to the Stockholders all of its rights in and to the accounts receivable upon which the indemnification obligation is based. In the event that the face amount of the accounts receivable so transferred to the Stockholders exceeds the indemnification amount paid by the Stockholders to Pentacon due to the fact that a portion of the account receivable is absorbed by the Threshold and a portion of the account receivable is the basis of the indemnification claim, then any amounts collected by the Stockholders under the assigned accounts receivable will be allocated between Pentacon and the Stockholders as follows: (i) first the collected amounts will be paid to Pentacon until an amount equal to the face amount of the accounts receivable less the portion for which indemnification is being sought (the "Threshold Base Amount") has been paid to Pentacon and (ii) then, any additional amounts in excess of the Threshold Base Amount may be retained by the Stockholders.

               Section 6.6 Indemnification if Negligence of Indemnitee. The indemnification provided in this Article VI shall be applicable whether or not negligence of the Indemnitee is alleged or proven.

               Section 6.7 Reimbursement. In the event that the Indemnitor shall undertake, conduct, or control the defense or settlement of any alleged liability and it is later determined that such alleged liability was not one for which the Indemnitor is required to indemnify the Indemnitee under this Article VI, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

               Section 6.8 No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Pentacon Indemnitees and the Stockholder Indemnitees, and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right, or cause of action upon, any other Person.

               Section 6.9 Exculpation of Trustee. The liability of William J. Ganss hereunder shall be limited solely to his capacity as Trustee under The Gregory Scott Cassels Trust and The James Boyakin Cassels Trust and he shall have no personal liability hereunder to Pentacon for anything arising under this Agreement.

                              ARTICLE VII

                        Noncompetition Covenants

               Section 7.1 Prohibited Activities. The Company Stockholders will not, for a period of three (3) years following the Effective Time, directly or indirectly, for themselves or on behalf of or in conjunction with any or Person:

               (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant, or advisor, or as a sales representative, in any business offering any services or products in competition with Pentacon or any of its Subsidiaries within 200 miles of where Pentacon or any of its Subsidiaries conducts business, including any territory serviced by Pentacon or any of its Subsidiaries (the "Territory");

               (b) call upon any Person who is, at that time, within the Territory, an employee of Pentacon or any of its Subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Pentacon or any of its Subsidiaries; or

               (c) call upon any Person who is, at that time, or which has been, within one (1) year prior to that time, a customer of Pentacon or any of its Subsidiaries within the Territory for the purpose of soliciting or selling services or products in competition with Pentacon or any of its Subsidiaries within the Territory.

               Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Company Stockholders from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent (1%) of the capital stock of a business providing services similar to those provided by Pentacon whose stock is publicly traded on a national securities exchange or over the counter.

               Section 7.2 Equitable Relief. Because of the difficulty of measuring economic losses to Pentacon as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Pentacon for which it would have no other adequate remedy, the Company Stockholders agree that the foregoing covenant may be enforced by Pentacon by injunctions, restraining orders, and other equitable actions.

               Section 7.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Article VII impose a reasonable restraint on the Company Stockholders in light of the activities and business of Pentacon on the Closing Date and the current plans of Pentacon; but it is also the intent of Pentacon and the Company Stockholders that such covenants be construed and enforced in accordance with the changing activities, business, and locations of Pentacon and its Subsidiaries throughout the term of this covenant. During the term of this covenant, if Pentacon or one of its Subsidiaries engages in new and different activities, enters a new business, or establishes new locations for its current activities or business in addition to or other than the activities or business it is currently conducting in the locations currently established therefor, then the Company Stockholders will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new activities or business within 200 miles of its then-established operating location(s) through the term of these covenants.

               Section 7.4 Material and Independent Covenant. The Company Stockholders acknowledge that their agreements with the covenants set forth in this Article VII are material conditions to Pentacon's agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Article VII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Company Stockholders against Pentacon or one of its Subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Pentacon of such covenants. It is specifically agreed that the three year period during which the agreements and covenants of the Company Stockholders made in this Article VII shall survive shall be computed by excluding from such computation any time during which the Company Stockholders are in violation of any provision of this Article VII. The covenants contained in this Article VII shall not be affected by any breach of any other provision hereof by any party hereto.

                              ARTICLE VIII

               Nondisclosure of Confidential Information

               Section 8.1 General. The Company Stockholders recognize and acknowledge that they had in past, currently have, and in the future may possibly have, access to certain confidential information of the Company or the Surviving Corporation, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special, and unique assets of the Company and will be valuable, special, and unique assets of the Surviving Corporation. The Company Stockholders agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever (except such information as the Company Stockholders may be required to disclose to any Governmental Authority or to authorized representatives of Pentacon). In the event of a breach or threatened breach by the Company Stockholders of the provisions of this Section, Pentacon shall be entitled to an injunction restraining the Company Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Pentacon from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

               Section 8.2 Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Company, the Surviving Corporation, and/or Pentacon would have no other adequate remedy, the Company Stockholders agree that the foregoing covenants may be enforced against them by injunctions, restraining orders, and other equitable actions.

               Section 8.3 Non-Public Information. The Company Stockholders hereby acknowledge that if they become aware of "material non-public information" (as defined under applicable securities laws) regarding Pentacon or its Subsidiaries, that they will be required, under applicable securities laws, to refrain from trading in Pentacon securities or disclosing any such information while such information is non-public. The Company Stockholders further agree to communicate such requirement to all personnel of the Company, the Surviving Corporation or others, having knowledge of such "material non-public information" regarding Pentacon.

               Section 8.4 Survival. The obligations of the parties under this
Article VIII shall survive the termination of this Agreement.

                               ARTICLE IX

                              Termination

               Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, by the mutual written consent of the Company and Pentacon. In addition, Pentacon shall have the right to terminate this
Agreement:

               (a) if the representations and warranties of the Company or the Company Stockholders shall fail to be true and correct in all material respects on and as of the date made and on the Closing Date;

               (b) if the Merger is not completed by July 31, 1998;

               (c) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Pentacon or the Company and if Pentacon and the Company shall have used reasonable efforts to prevent the entry of such order; or

               (d) if the Company or the Company Stockholders (i) fail to perform in any material respect any of their covenants in this Agreement and
(ii) do not cure such default in all material respects within 30 days.

               Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Pentacon or the Company pursuant to the provisions of
Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, the Company Stockholders, Pentacon or TIA Acquisition, or their respective officers or directors or the (except as set forth in Articles III, VII or VIII or as otherwise provided in this Agreement). Nothing in this Section 9.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

                               ARTICLE X

                             Miscellaneous

               Section 10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the choice of law principles thereof.

               Section 10.2 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations, or warranties between the parties other than those set forth or referred to herein.

               Section 10.3 Notices. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below.

               If to Pentacon, to:

                      Pentacon, Inc.
                      9432 Old Katy Road, Suite 222
                      Houston, Texas  77055
                      Attn: General Counsel
                      Fax Number:  (713) 463-8850.

               If to the Company or the Company Stockholders, to:

                      James B. Cassels
                      James W. Cassels
                      Frances Cassels
                      Gregory S. Cassels
                      The James Boyakin Cassels Trust
                      The Gregory Scott Cassels Trust
                      2614 Aviation Parkway
                      Grand Prairie, Texas 75052
               with a further copy to:

                      C. M. Meadows, Jr.
                      Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. 3700 Nationsbank Plaza
                      901 Main Street
                      Dallas, Texas 75202

               Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except Pentacon may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Pentacon of its obligations hereunder.

               Section 10.5 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

               Section 10.6 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

               Section 10.7 Agreement for the Parties' Benefit. This Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person other than the parties hereto or such Persons described above is entitled to rely on any representation, warranty, or covenant contained herein.

               Section 10.8 Severability. If any term or provision of this Agreement, including, without limitation, the provisions of Article VIII of this Agreement, is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible. Further, the agreements and covenants contained in Article VII are intended to be separate and divisible covenants, and if, for any reason, any one or more of such covenants shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the same shall not be held to affect the validity or enforceability of any other such covenant or of this Agreement. Without limitation on the foregoing, the geographic qualification or time period set forth in Section 7.01 shall be subject, if necessary, to reduction to the maximum permitted by law.

               Section 10.9 Jurisdiction. Any legal action, suit, or proceeding in law or equity arising out of or relating to this Agreement and transactions contemplated by this Agreement may be instituted in any state or federal court in Tarrant County, Texas, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding. Any and all service of process and any other notice in any such action, suit, or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 9.3. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Texas.

               Section 10.10Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               Section 10.11Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the 17th day of July, 1998.

                                              PENTACON, INC.

                                              By: /s/ BRIAN FONTANA
                                              Name: Brian Fontana
                                              Title: Senior Vice President


                                              TIA ACQUISITION CORP.

                                              By: /s/ BRUCE M. TATEN
                                              Name: Bruce M. Taten
                                              Title: President


                                              TEXAS INTERNATIONAL AVIATION, INC.

                                              By: /s/ GREGORY S. CASSELS
                                              Name: Gregory S. Cassels
                                              Title:  President

                                              /s/ JAMES B. CASSELS
                                              James B. Cassels

                                              /s/ JAMES W. CASSELS
                                              James W. Cassels

                                              /s/ FRANCES CASSELS
                                              Frances Cassels

                                              /s/ GREGORY S. CASSELS
                                              Gregory S. Cassels


                                              The James Boyakin Cassels Trust

                                              By:/s/ WILLIAM J. GANSS
                                              Name: William J. Ganss
                                              Its: Trustee


                                              The Gregory Scott Cassels Trust

                                              By: /s/ WILLIAM J. GANSS
                                              Name: William J. Ganss

                                              Its: Trustee

                                              /s/ MERRITT B. HORRELL
                                              Merritt B. Horrell

                                      -24-